STRATEGIC REALTY TRUST

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300
SRTREIT.com

SHAREHOLDER NEWSLETTER

July 29th, 2016


AVENUE ONE
AVENUE ONE
ESPRESSO

Important Dates

Most Recent 10Q Filing 5/13/2016
Next 10Q Filing 8/14/2016

Next Shareholder Newsletter November 15, 2016

Last Distribution Payment 7/29/2016
Next Distribution Payment * October 31, 2016

* If declared by the Board of Directors

Dear Fellow Shareholder,

We are excited about the future for Strategic Realty Trust as we continue to make progress with the Company's strategic plan, which is to:

- Build a core portfolio of high quality urban retail properties with solid growth prospects and strong predictable cash flows with visible value appreciation characteristics.
- Build a value-add joint venture platform to provide higher returns and to create scale for the Company.

Exciting New Urban Retail Acquisitions

Since the beginning of the year we have acquired five new urban retail properties in our core markets of San Francisco and Los Angeles, with a sixth property under contract for acquisition.

- 400 Grove Street - San Francisco
- 8 Octavia Street (at Market Street) - San Francisco
- Hayes Street - San Francisco (under contract)
- Fulton Street Shops - San Francisco
- Gelson's Supermarket - Sunset Boulevard Hollywood
- 3032 Wilshire Boulevard - Santa Monica



Visible Value Appreciation Characteristics

The newly acquired properties are high quality that clearly fit our strategic vision; they are extremely well located in high density urban settings with strong demographics, with high pedestrian and vehicle traffic.

Location Characteristics:

- ✓ Above average household income
- ✓ Dense population base
- ✓ High demand in fill locations
- ✓ High barrier to entry sub markets with little new supply



Investment Features:

- ✓ Strong cash and occupancy
- ✓ Internet resistant retailers
- ✓ Good rent growth prospects
- ✓ Low ongoing capital needs

Joint Venture Platform Performing Well

Our joint ventures are performing well, generating strong cash distributions and solid property appreciation. We have sold three properties from our second venture at attractive prices and three more are on the market.

Updated Share Valuation

The board of directors of the Company has approved an estimated value ("NAV") of $6.36 per share as of April 30, 2016 based on a new third-party valuation report from Robert A. Stanger & Co., Inc. This value is down slightly from last year's NAV of $6.57. The main factor in the change was that over the last year we paid approximately $3,800,000 in yield maintenance or prepayment costs on old loans associated with properties that were sold in furtherance of our strategic plan. Without this 24¢ per share financing charge our NAV would have increased to $6.60. Please keep in mind that the NAV is an estimate and the ultimate value we all receive from our shares may vary.

In this valuation our new core urban assets were valued at their acquisition cost so they did not provide any lift to the value this year. Given the built-in rent increases in most of the leases we would expect these properties to grow in value next year, assuming similar market conditions. Our joint venture investments made last year increased substantially, seeing an 18% increase in valuation over our book cost basis. For more information please see the discussion in this newsletter and our Current Report on Form 8-K filed with the SEC on July 29, 2016, which you can access directly or through our website.

We are very pleased with our overall progress. As the largest shareholder, our goals are aligned with yours and we will continue to work diligently to create shareholder value. Please visit our website as we post a new newsletter every quarter and you can access any of our public filings with the SEC.

Sincerely.
Strategic Realty Trust, Inc.

CEO

New Share Valuation

The board of directors has set a new Net Asset Value (NAV) of $6.36 per share, as of April 30th 2016, based on a third party valuation report from Robert A. Stanger and Co., a national valuation firm. This represents a 3% decrease from last year's NAV of $6.57. The Net Asset Value includes a mark to market valuation of our debt which reduces our NAV by $850,000 or 7¢ per share. This mark to market adjustment reflects a non cash assessment of the value of our debt compared to market debt assumptions contained in the NAV. Without this non cash deduction our NAV would be $6.43 per share.

Key factor in NAV Change

The most substantial factor in the year to year NAV reduction was the yield maintenance costs the Company incurred to pay off legacy fixed rate debt related to Moreno Valley, Northgate Plaza, Summit Point and Bloomingdale Hills. In order to sell these assets we did have to incur yield maintenance or prepayment costs to pay off the secured debt related to these centers. The debt used to finance these properties was fixed rate debt and required prepayment payments to the lender if repaid before loan maturity. These prepayment costs for the four properties were approximately $3,800,000. The Net Asset Value for last year included a mark to market reduction to NAV for these loans of $1,108,000, so the net effect of the early loan payoff costs was to reduce our NAV by $2,692,000 or 24¢. Over the last year we sold these four shopping centers for approximately $61,000,000, which exceeded last year's appraised value of those centers.

These types of loans do provide fixed interest rates and can guard against rate increases, but they also limit financial flexibility and can create a significant cost to sell a property when it would otherwise be prudent to sell. We have one last fixed rate loan that is secured by five properties.

In contrast, our recent acquisitions and financing have involved the use of floating rate debt to alleviate future cost to sell or refinance assets. We have bought some interest rate caps to help offset possible future increases in interest rates.

Existing Portfolio Up Slightly

The existing portfolio was up about 2% after taking into account new capital improvements, tenant improvements and leasing commissions. Offsetting this were the final costs related to resolving the dividend deficiency tax issue and the legal costs related to the settlement class action litigation.

New Joint Venture Investments Show Strong Growth

We believe moving forward our new strategic focus will lead to a growing net asset value. Our strategic plan to refocus the portfolio and to recycle most of our equity into new west coast urban retail properties and a portion into higher yielding value add joint ventures is beginning to show positive results.

The current valuation of our joint venture investments that we made last year is 18% higher than our book cost.

New Core Urban Assets Poised for Growth Next Year

Our second quarter 2016 core urban retail investments in San Francisco were valued at cost since they were just acquired but we expect those values to grow this year given the built in rent increases in many of the leases.

Our two redevelopment investments just made in the first half of 2016, in Hollywood and Santa Monica, were valued at our book investment amount by the third party valuation firm, as is typically done for early phase development efforts. We believe these investments will add positively to the Net Asset Value over the next year as we begin construction on the Gelson's Supermarket built to suit in Hollywood and the appraisers can see the profits between the value created by the Gelson's lease and the cost to build. Likewise with the Santa Monica property, as we sign leases the appraisers will be able to quantify the value created and add to our Net Asset Value.

Recent Tender Offer by a Third Party for Strategic Realty Trust, Inc. Shares

You may have received correspondence from Everest REIT Investors I, LLC (the "Bidder") relating to a tender offer to purchase your shares of Strategic Realty Trust, Inc. (the "REIT"). As set forth in the Bidder's Offer to Purchase dated July 15, 2016, the Bidder's offer price is $4.45 per share. We believe the Bidder's offer price is substantially below the value of your shares and recommend against selling shares at that price. We estimate the value of the shares of our common stock as $6.36 per share as of April 30, 2016, which is substantially higher than the Bidder's offer price.

To decline the Bidder's tender offer, simply ignore it. You do not need to respond to anything. If you have already responded to the Bidder's tender offer, you may withdraw your tender at any time before the tender offer expires at 5:00 P.M., Pacific Time, on August 19, 2016, or such later time as the Bidder may establish in an amendment to its tender offer. To withdraw a tender, you will need to send written or facsimile notice of withdrawal to Everest-Securities Processing Department, 199 S. Los Robles Ave, Suite 200, Pasadena, CA 91101, Fax 626-585-5929. Please refer to Section 4 of Everest's Tender Offer, a copy of which is available on our website for full details regarding withdrawal procedures.

Please note that the Bidder, which is in no way affiliated with the REIT, SRT Advisor, LLC or Glenborough, LLC, failed to notify the REIT of its intention to initiate the tender offer, as is required under our charter. Had the Bidder complied with the notice requirement, we would have been able to publish our position with respect to the offer before the Bidder's mailing to you. Accordingly, please take special note of your withdrawal rights discussed above.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company's outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC's website at www.sec.gov/investor/pubs/minitend.htm.

In order to avoid the costs of mailings, we intend to continue to post our responses to mini-tender offers at www.srtreit.com. If you have any questions related to the tender offer, please contact us at (650) 343-9300.

Strategic Realty Trust is a non-traded real estate investment trust and is focused on building a portfolio of high quality urban and street retail properties in the major west coast markets. In addition the Company has an active value-add joint venture platform with institutional partners. Strategic Realty Trust and its affiliates own 30 properties with over 2,250,000 square feet. For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com